Exhibit 5.1

Automatic Data Processing, Inc.
Corporate Headquarters
One ADP Boulevard
Roseland, New Jersey 07068-0456

November 10, 2010

Board of Directors
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068-0456

Re:  Automatic Data Processing, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration statement on Form S-8 (the “Registration Statement”) filed by Automatic Data Processing, Inc. (the “Company”) with the Securities and Exchange Commission on November 10, 2010 pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), you have requested that I furnish you with my opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 5,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), which are being offered and sold by the Company pursuant to the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings–Stock Purchase Plan (the “Plan”).

In this regard, I have examined originals, or copies authenticated to my satisfaction, of the Registration Statement and the Plan.  I have also examined such corporate records of the Company as I have considered appropriate, including a copy of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, and the Company’s records of corporate proceedings relating to the issuance of the Shares and the approval of the Plan.  In addition, I have made such other examinations of law and fact as I considered necessary in order to form a basis for the opinions hereinafter expressed.

In my examination of the documents referred to above, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed, the authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such agreements and documents, and that the statements regarding matters of fact in the certificates, records, agreements, instruments, and documents that I have examined are accurate and complete.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. The opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws that are currently in effect.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of my name in the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Michael A. Bonarti
Michael A. Bonarti
General Counsel